Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Sabra Purtill (Investors): sabra.purtill@aig.com Shelley Singh (Investors): shelley.singh@aig.com Claire Talcott (Media): claire.talcott@aig.com

AIG Reports First Quarter 2021 Financial Results

❖	General Insurance adjusted pre-tax income (APTI) increased 69% from the prior year quarter reflecting better underwriting results

❖	Commercial Lines net premiums written grew 25% (22% on a constant dollar basis) from the prior year quarter driven by both North America and International

❖	Life and Retirement APTI increased 57% from the prior year quarter supported by diverse products and improving market conditions

❖	Repurchased approximately $362 million of AIG common stock during the quarter

FIRST QUARTER NOTEWORTHY ITEMS

•	General Insurance APTI of $845 million included better underwriting results and higher net investment income; the combined ratio was 98.8, a 2.7 point improvement from the prior year quarter, despite 7.3 points of catastrophe losses, net of reinsurance (CATs), or $422 million, primarily from winter storms.

•	The General Insurance accident year combined ratio, as adjusted*, was 92.4, a 3.1 point improvement from the prior year quarter due to improved North America and International Commercial Lines underwriting results.

•	Life and Retirement APTI was $941 million due to strong net investment income, offset in part by an adjusted pre-tax loss (APTL) in Life Insurance; return on adjusted segment common equity – Life and Retirement* for the first quarter was 14.2%, on an annualized basis.

•	Strong consolidated net investment income of $3.7 billion was up 46% from the prior year quarter, driven by alternative investments and other investment income.

•	Net income attributable to AIG common shareholders was $3.9 billion, or $4.41 per diluted common share, compared to $1.7 billion, or $1.98 per diluted common share, in the prior year quarter.

•	Adjusted after-tax income attributable to AIG common shareholders* (AATI) was $923 million, or $1.05 per diluted common share, compared to $105 million, or $0.12 per diluted common share, in the prior year quarter.

•	As of March 31, 2021, book value per common share was $72.37, a decrease of 5.3% from December 31, 2020. Adjusted book value per common share* was $58.69, an increase of 2.9% from December 31, 2020.

•	Return on common equity (ROCE) and Adjusted ROCE* were 24.2% and 7.4%, respectively, on an annualized basis for the first quarter of 2021.

•	The AIG Board of Directors declared quarterly cash dividends of $0.32 per share on AIG common stock and $365.625 per share on AIG preferred stock.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

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FOR IMMEDIATE RELEASE

NEW YORK, May 6, 2021 – American International Group, Inc. (NYSE: AIG) today reported financial results for the first quarter ended March 31, 2021.

“AIG had an excellent start to the year and that is reflected in our first quarter results with growth in General Insurance and continued strong performance in Life and Retirement,” said Peter Zaffino, AIG’s President and Chief Executive Officer.

“In General Insurance, we delivered strong growth in net premiums written, driven by our North America and International Commercial businesses, and underwriting profitability. The combined ratio was 98.8 inclusive of catastrophe losses and 92.4, as adjusted. The successful repositioning of our global portfolio over the last three years allowed us to pivot from remediation to profitable growth, which we expect to continue throughout the year.

“Life and Retirement delivered another solid quarter, with adjusted pre-tax income growth driven by diversified product offerings and increased investment returns. With strong sales and profitability, this business continues to be a market leader in the protection and retirement savings industry.

“Our strong balance sheet and financial flexibility allow us to continue to invest in growth and core operating fundamentals with capital returns to shareholders when appropriate. During the first quarter we repurchased $362 million of common stock and ended the quarter with $7.9 billion of liquidity.

“I am immensely proud of our global colleagues and what we have accomplished together. Our first quarter results reflect significant momentum as we continue our pursuit to become a top performing company.”

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For the first quarter of 2021, net income attributable to AIG common shareholders was $3.9 billion, or $4.41 per diluted common share, compared to $1.7 billion, or $1.98 per diluted common share, in the prior year quarter. The increase was primarily due to higher net investment income reflecting higher income on alternative investments and fair value option (FVO) equity securities, which was driven primarily by stronger equity market performance; improved General Insurance underwriting income, due to underwriting discipline and strong premium rate increases, as well as changes in business mix; lower Variable Annuity deferred acquisition costs (DAC) and sales inducement assets (SIA) amortization and reserves due to stronger equity market performance. The increase was partially offset by higher mortality from COVID-19 and lower net realized capital gains.

AATI was $923 million, or $1.05 per diluted common share, for the first quarter of 2021 compared to $105 million, or $0.12 per diluted common share, in the prior year quarter. The increase was primarily due to higher net investment income, across all segments, driven by higher income on alternative investments, improved underwriting income in General Insurance, and lower Variable Annuity DAC and SIA amortization net of fee income and changes in reserves in Life and Retirement due to stronger equity market performance. The increase was partially offset by higher mortality from COVID-19. In addition, the increase reflects the impact of Fortitude Group Holdings, LLC (Fortitude), which was sold and deconsolidated in the second quarter of 2020 and had an APTL of $317 million in the first quarter of 2020.

Total consolidated net investment income for the first quarter of 2021 was $3.7 billion, up 46% from $2.5 billion in the prior year quarter, due to higher income on alternative investments and FVO equity securities. Total net investment income on an APTI basis* of $3.2 billion increased 18% compared to the prior year quarter, despite the impact of Fortitude in the first quarter 2020, due to higher income on alternative investments. Excluding the net investment income on an APTI basis associated with Fortitude in the first quarter of 2020, first quarter 2021 total net investment income on an APTI basis* increased 24%, or $611 million, reflecting higher private equity returns and positive hedge fund income.

Book value per common share was $72.37 as of March 31, 2021, a decrease of 5.3% from December 31, 2020 primarily due to a decrease in net unrealized mark-to-market gains on fixed maturity securities as a result of the increase in interest rates during the first quarter of 2021. Adjusted book value per common share was $58.69, an increase of 2.9% from December 31, 2020 reflecting growth in retained earnings from net income in excess of dividends and share repurchases.

As of March 31, 2021, AIG Parent liquidity was approximately $7.9 billion, down from $10.5 billion at December 31, 2020 principally reflecting debt repayment, share repurchases and shareholder dividends. In February 2021, AIG repaid $1.5 billion aggregate principal amount of its 3.300% Notes Due 2021. Additionally, AIG repurchased approximately 8 million shares of AIG Common Stock during the first quarter for an aggregate purchase price of $362 million. As of May 6, 2021, approximately $1.1 billion remained under the share repurchase authorization. AIG’s total debt and preferred stock leverage at March 31, 2021 was 28.4%. Excluding the impact of accumulated other comprehensive income adjusted for the cumulative unrealized gains and losses related to Fortitude’s funds withheld assets, total debt and preferred stock leverage at March 31, 2021 was 29.7%.

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FOR IMMEDIATE RELEASE

Today, the AIG Board of Directors declared a quarterly cash dividend of $0.32 per share on AIG Common Stock (NYSE: AIG), par value $2.50 per share. The dividend is payable on June 29, 2021 to stockholders of record at the close of business on June 15, 2021.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on June 15, 2021 to holders of record at the close of business on May 31, 2021.

FINANCIAL SUMMARY

	Three Months Ended March 31,
($ in millions, except per common share amounts)	2021	2020
Net income attributable to AIG common shareholders	$3,869	$1,742
Net income per diluted share attributable to AIG common shareholders	$4.41	$1.98

Adjusted pre-tax income (loss)	$1,256	$180
General Insurance	845	501
Life and Retirement	941	601
Other Operations	(530)	(922)

Net investment income	$3,657	$2,508
Net investment income, APTI basis	3,191	2,699

Adjusted after-tax income attributable to AIG common shareholders	$923	$105
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.05	$0.12

Weighted average common shares outstanding - diluted (in millions)	876.3	878.9

Return on common equity	24.2%	11.2%
Adjusted return on common equity	7.4%	0.8%

Book value per common share	$72.37	$69.30
Adjusted book value per common share	$58.69	$60.55

Common shares outstanding (in millions)	859.4	861.3

All comparisons are against the first quarter of 2020, unless otherwise indicated. Refer to the AIG First Quarter 2021 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

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FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2021	2020	Change
Gross premiums written	$10,731	$10,086	6%

Net premiums written	$6,479	$5,921	9%
North America	2,930	2,699	9
North America Commercial Lines	2,787	2,154	29
North America Personal Insurance	143	545	(74)
International	3,549	3,222	10
International Commercial Lines	1,982	1,648	20
International Personal Insurance	1,567	1,574	-

Underwriting income (loss)	$73	$(87)	NM	%
North America	(202)	(103)	(96)
North America Commercial Lines	(136)	(18)	NM
North America Personal Insurance	(66)	(85)	22
International	275	16	NM
International Commercial Lines	186	(24)	NM
International Personal Insurance	89	40	123

Net investment income, APTI basis	$772	$588	31%
Adjusted pre-tax income	$845	$501	69%
Return on adjusted segment common equity	8.5%	4.3%	4.2	pts

Underwriting ratios:
North America Combined Ratio (CR)	108.4	103.8	4.6	pts
North America Commercial Lines CR	106.7	100.9	5.8
North America Personal Insurance CR	118.8	111.0	7.8
International CR	92.2	99.5	(7.3)
International Commercial Lines CR	90.0	101.4	(11.4)
International Personal Insurance CR	94.6	97.6	(3.0)
General Insurance (GI) CR	98.8	101.5	(2.7)

GI Loss ratio	65.6	66.8	(1.2	)pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(7.3)	(6.9)	(0.4)
Prior year development	0.9	0.9	0.0
GI Accident year loss ratio, as adjusted	59.2	60.8	(1.6)
GI Expense ratio	33.2	34.7	(1.5)
GI Accident year combined ratio, as adjusted (AYCR)	92.4	95.5	(3.1)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	95.6	97.7	(2.1	)pts
North America Commercial Lines AYCR	93.9	97.6	(3.7)
North America Personal Insurance AYCR	105.9	98.0	7.9
International AYCR	90.2	93.6	(3.4)
International Commercial Lines AYCR	86.8	91.7	(4.9)
International Personal Insurance AYCR	94.0	95.5	(1.5)

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General Insurance

•	Net premiums written in the first quarter of 2021 increased 9% to $6.5 billion due to North America Commercial Lines and International Commercial Lines growth of 29% and 20% (13% on a constant dollar basis), respectively, reflecting continued strong rate increases across most lines, improved retention and higher new business volumes. North America and International Personal Insurance net premiums written decreased 74% and 0.4% (6% on a constant dollar basis), respectively. The decrease in North America Personal Insurance net premiums written reflects the combined impact of the creation of Syndicate 2019 and cessions placed on AIG’s Private Client Group (PCG) business, which occurred in the second quarter of 2020, and the impact of COVID-19 on Travel premiums.

•	First quarter of 2021 APTI was $845 million, an increase of 69% from $501 million in the prior year quarter due to better underwriting results and higher net investment income. Underwriting income was $73 million in the first quarter of 2021 compared to an underwriting loss of $87 million in the prior year quarter, and net investment income increased 31% to $772 million from the prior year quarter. The underwriting income included $422 million of CATs, primarily related to winter storms, compared to $419 million in the prior year quarter; first quarter 2021 CATs do not include any estimated COVID-19 losses whereas the prior year quarter reflected $272 million of estimated COVID-19 losses. In addition, the underwriting income also included favorable net prior year loss reserve development, net of reinsurance (PYD), of $56 million including $52 million of favorable amortization from the Adverse Development Cover (ADC), essentially flat compared to the prior year quarter.

•	The General Insurance combined ratio was 98.8, a 2.7 point decrease from 101.5 in the prior year quarter principally due to General Insurance International. The General Insurance accident year combined ratio, as adjusted, was 92.4, an improvement of 3.1 points from the prior year quarter and was comprised of a 59.2 accident year loss ratio, as adjusted* and an expense ratio of 33.2. The General Insurance total expense ratio improved 1.5 points from the prior year quarter and was comprised of an acquisition ratio of 20.2 and general operating expense (GOE) ratio of 13.0. General Insurance GOE decreased 2% to $761 million compared to the prior year quarter reflecting continued expense discipline.

•	Commercial Lines continued to show strong improvement due to improved business mix along with rate increases that drove better General Insurance underwriting results. The accident year combined ratio, as adjusted, for North America Commercial Lines improved 3.7 points to 93.9 and for International Commercial Lines improved 4.9 points to 86.8.

•	Personal Insurance also improved driven by International. The International Personal Insurance accident year combined ratio, as adjusted, was 94.0, a 1.5 point improvement reflecting improved attritional losses and expense discipline. The North America Personal Insurance accident year combined ratio, as adjusted, increased 7.9 points to 105.9 compared to the prior year quarter due to the impact of COVID-19 most notably on the Travel business and changes in business mix driven by changes to AIG’s PCG business as described above.

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LIFE AND RETIREMENT

	Three Months Ended
	March 31,
($ in millions, except as indicated)	2021	2020	Change
Adjusted pre-tax income (loss)	$941	$601	57%
Individual Retirement	532	305	74
Group Retirement	307	143	115
Life Insurance	(40)	78	NM
Institutional Markets	142	75	89

Premiums & fees	$1,383	$2,000	(31)%
Individual Retirement	257	248	4
Group Retirement	128	115	11
Life Insurance	912	834	9
Institutional Markets	86	803	(89)

Premiums and deposits	$6,402	$7,009	(9)%
Individual Retirement	3,373	3,116	8
Group Retirement	1,818	1,855	(2)
Life Insurance	1,131	1,062	6
Institutional Markets	80	976	(92)

Net flows	$(1,467)	$(2,167)	32%
Individual Retirement*	(574)	(1,580)	64
Group Retirement	(893)	(587)	(52)

Net investment income, APTI basis	$2,353	$2,066	14%
Return on adjusted segment common equity	14.2%	8.9%	5.3	pts
* Includes Retail Mutual Funds

Life and Retirement

•	Life and Retirement reported APTI of $941 million for the first quarter of 2021, up 57% from $601 million in the prior year quarter due to higher net investment income, which contributed to increased APTI in Individual and Group Retirement and Institutional Markets. The increase in net investment income, across all businesses, was generated primarily from higher private equity returns, which are reported on a one quarter lag, and higher call and tender income and FVO bond income due to lower interest rates and tighter credit spreads. Group Retirement and Individual Retirement APTI benefitted from lower Variable Annuity DAC and SIA amortization net of fee income and changes in reserves, partially offset by base spread compression. Life Insurance had an APTL of $40 million reflecting elevated mortality primarily driven by COVID-19.

•	Premiums were $600 million, a decrease of 53% compared to $1,267 million in the prior year quarter. Premiums and deposits decreased 9%, or $607 million, from the prior year quarter to $6.4 billion as the prior year quarter had high Pension Risk Transfer and Guaranteed Investment Contract activity. Partially offsetting the decrease in premiums and deposits were improved Variable Annuity sales, which continue to recover from the broad industry sales disruption caused by COVID-19.

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•	Net outflows were $1.5 billion, a significant improvement from the prior year quarter driven by lower Retail Mutual Fund outflows. Excluding Retail Mutual Funds, Individual Retirement net flows were $50 million compared to net outflows of $84 million in the prior year quarter. In the Group Retirement business, net outflows were $893 million, up 52% from $587 million in the prior year quarter, reflecting higher group surrenders.

OTHER OPERATIONS

	Three Months Ended
	March 31,
($ in millions)	2021	2020	Change
Corporate and Other	$(552)	$(879)	37%
Asset Management	198	44	350
Adjusted pre-tax loss before consolidation and eliminations	(354)	(835)	58
Consolidation and eliminations	(176)	(87)	(102)
Adjusted pre-tax loss	$(530)	$(922)	43%

Other Operations

•	First quarter APTL was $530 million, including $176 million of reductions from consolidation and eliminations, compared to APTL of $922 million, including $87 million of reductions from consolidation and eliminations, in the prior year quarter. The increase in consolidation and eliminations APTL reflects the impact of consolidated investment entities.

•	Before consolidation and eliminations, the decrease in APTL primarily reflects the impact of Fortitude, which was sold and deconsolidated in the second quarter of 2020 and had an APTL of $317 million in the first quarter of 2020.

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, May 7, 2021 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements”. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophes, such as the COVID-19 crisis, and macroeconomic events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market and industry conditions, including the significant global economic downturn, volatility in financial and capital markets, fluctuations in interest rates, prolonged economic recovery and disruptions to AIG’s operations driven by COVID-19 and responses thereto, including new or changed governmental policy and regulatory actions;

•	the occurrence of catastrophic events, both natural and man-made, including COVID-19, other pandemics, civil unrest and the effects of climate change;

•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, including any separation of the Life and Retirement business from AIG and the impact any separation may have on AIG, its businesses, employees, contracts and customers;

•	the adverse impact of COVID-19, including with respect to AIG’s business, financial condition and results of operations;

•	AIG’s ability to effectively execute on AIG 200 transformational programs designed to achieve underwriting excellence, modernization of AIG’s operating infrastructure, enhanced user and customer experiences and unification of AIG;

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•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities, the likelihood of which may increase due to extended remote business operations as a result of COVID-19;

•	disruptions in the availability of AIG’s electronic data systems or those of third parties;

•	changes to the valuation of AIG’s investments;

•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;

•	availability and affordability of reinsurance;

•	the effectiveness of our risk management policies and procedures, including with respect to our business continuity and disaster recovery plans;

•	nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);

•	changes in judgments concerning potential cost-saving opportunities;

•	concentrations in AIG’s investment portfolios;

•	changes to our sources of or access to liquidity;

•	actions by rating agencies with respect to our credit and financial strength ratings;

•	changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;

•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;

•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;

•	significant legal, regulatory or governmental proceedings; and

•	such other factors discussed in Part I, Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (which will be filed with the Securities and Exchange Commission), and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2020.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

On October 26, 2020, AIG announced its intention to separate its Life and Retirement business from AIG. Any separation transaction will be subject to the satisfaction of various conditions and approvals, including approval by the AIG Board of Directors, receipt of insurance and other required regulatory approvals, and satisfaction of any applicable requirements of the Securities and Exchange Commission. While we currently believe an initial public offering represents an optimal path, no assurance can be given regarding the form that a separation transaction may take or the specific terms or timing thereof, or that a separation will in fact occur.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Fourth Quarter 2020 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) is used to show the amount of AIG’s net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

AIG Return on Common Equity – Adjusted After-tax Income, Excluding Goodwill, VOBA, VODA and Other Intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Return on Tangible Common Equity) is used to provide the rate of return on adjusted tangible common shareholder’s equity, which is a more accurate measure of realizable shareholder value. AIG excludes Goodwill, VOBA, VODA and Other intangible assets from AIG common shareholders’ equity to derive tangible common shareholders’ equity and AIG further excludes AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA for Adjusted Tangible Common Equity. Adjusted Return on Tangible Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Tangible Common Shareholders’ Equity.

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General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on Adjusted Segment Common Equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

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Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•    changes in fair value of securities used to hedge guaranteed living benefits;

•    changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    changes in the fair value of equity securities;

•    net investment income on Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets);

•    following deconsolidation of Fortitude Re, net realized capital gains and losses on Fortitude Re funds withheld assets;

•    loss (gain) on extinguishment of debt;

•    all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•    income or loss from discontinued operations;

•    net loss reserve discount benefit (charge);

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•    the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•    integration and transaction costs associated with acquiring or divesting businesses;

•    losses from the impairment of goodwill; and

•    non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;

•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and

•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);

and by excluding the net realized capital gains (losses) and other charges from noncontrolling interests.

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

13

FOR IMMEDIATE RELEASE

Accident year loss and Accident year combined ratios, as adjusted: both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)

b)	Acquisition ratio = Total acquisition expenses ÷ NPE

c)	General operating expense ratio = General operating expenses ÷ NPE

d)	Expense ratio = Acquisition ratio + General operating expense ratio

e)	Combined ratio = Loss ratio + Expense ratio

f)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio

g)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]

h)	Accident year combined ratio, as adjusted = AYLR + Expense ratio

i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

#       #       #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

14

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended March 31,
	2021				2020
		Tax	Noncontrolling				Noncontrolling
	Pre-tax	Effect	Interests(d)	After-tax	Pre-tax	Tax Effect	Interests(d)	After-tax
Pre-tax income/net income, including noncontrolling interests	$4,728	$798	$-	$3,930	$2,558	$904	$-	$1,654
Noncontrolling interests	-	-	(54)	(54)	-	-	95	95
Pre-tax income/net income attributable to AIG	4,728	798	(54)	3,876	2,558	904	95	1,749
Dividends on preferred stock				7				7
Net income attributable to AIG common shareholders				3,869				1,742
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	901	-	(901)	-	(5)	-	5
Deferred income tax valuation allowance charges(b)	-	(686)	-	686	-	(283)	-	283
Changes in fair value of securities used to hedge guaranteed living benefits	(22)	(5)	-	(17)	7	2	-	5
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains	203	43	-	160	538	113	-	425
Changes in the fair value of equity securities	(22)	(5)	-	(17)	191	40	-	151
(Gain) loss on extinguishment of debt	(8)	(2)	-	(6)	17	4	-	13
Net investment income on Fortitude Re funds withheld assets	(486)	(102)	-	(384)	-	-	-	-
Net realized capital gains on Fortitude Re funds withheld assets	(173)	(36)	-	(137)	-	-	-	-
Net realized capital gains on Fortitude Re funds withheld embedded derivative	(2,382)	(499)	-	(1,883)	-	-	-	-
Net realized capital gains(c)	(627)	(145)	-	(482)	(3,494)	(765)	-	(2,729)
Loss from discontinued operations	-	-	-	-	-	-	-	-
(Income) loss from divested businesses	(7)	(1)	-	(6)	216	45	-	171
Non-operating litigation reserves and settlements	-	-	-	-	(6)	(1)	-	(5)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(19)	(4)	-	(15)	(8)	(2)	-	(6)
Net loss reserve discount (benefit) charge	(32)	(7)	-	(25)	56	12	-	44
Integration and transaction costs associated with acquiring or divesting businesses	9	2	-	7	2	-	-	2
Restructuring and other costs	74	16	-	58	90	19	-	71
Non-recurring costs related to regulatory or accounting changes	20	4	-	16	13	3	-	10
Noncontrolling interests primarily related to net realized capital losses of Fortitude Holdings' standalone results(d)	-	-	-	-	-	-	(77)	(77)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,256	$272	$(54)	$923	$180	$86	$18	$105

(a) Three months ended March 31, 2021 includes the recent completion of audit activity by the IRS.

(b) Three months ended March 31, 2021 includes an increase in the valuation allowance against a portion of certain tax attribute carryforwards of AIG's U.S. federal consolidated income tax group, as well as net valuation allowance release in certain foreign jurisdictions.

(c) Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.

(d) Prior to June 2, 2020, noncontrolling interests was primarily due to the 19.9 percent investment in Fortitude Group Holdings, LLC (Fortitude Holdings) by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle was allocated 19.9 percent of Fortitude Holdings’ standalone financial results through the June 2, 2020 closing date of the sale of a majority of the interests in Fortitude Holdings. Fortitude Holdings’ results were mostly eliminated in AIG’s consolidated income from continuing operations given that its results arose from intercompany transactions. Noncontrolling interests was calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results was the change in fair value of the embedded derivatives which changes with movements in interest rates and credit spreads, and which was recorded in net realized capital gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized capital gains and losses are excluded from noncontrolling interests. Subsequent to the Majority Interest Fortitude Sale, AIG owns 3.5 percent of Fortitude Holdings and no longer consolidates Fortitude Holdings in its financial statements as of such date. The minority interest in Fortitude Holdings is carried at cost within AIG’s Other invested assets, which was $100 million as of March 31, 2021.

Summary of Key Financial Metrics
	Three Months Ended March 31,
Earnings per common share:	2021	2020	% Inc. (Dec.)
Basic
Income (loss) from continuing operations	$4.45	$1.99	123.6%
Income from discontinued operations	-	-	NM
Net income (loss) attributable to AIG common shareholders	$4.45	$1.99	123.6
Diluted
Income (loss) from continuing operations	$4.41	$1.98	122.7
Income from discontinued operations	-	-	NM
Net income (loss) attributable to AIG common shareholders	$4.41	$1.98	122.7
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.05	$0.12	NM	%
Weighted average shares outstanding:
Basic	868.1	874.2
Diluted	876.3	878.9

15

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Book Value per Common Share

As of period end:	March 31, 2021	December 31, 2020	March 31, 2020
Total AIG shareholders' equity	$62,679	$66,362	$60,173
Less: Preferred equity	485	485	485
Total AIG common shareholders' equity (a)	62,194	65,877	59,688
Less: Accumulated other comprehensive income (AOCI)	6,466	13,511	(994)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds Withheld Assets	2,246	4,657	-
Less: Deferred tax assets (DTA)*	7,539	7,907	8,535
Total adjusted AIG common shareholders' equity (b)	$50,435	$49,116	$52,147
Less: Intangible assets:
Goodwill	4,079	4,074	3,989
Value of business acquired	123	126	297
Value of distribution channel acquired	487	497	526
Other intangibles	309	319	329
Total intangible assets	4,998	5,016	5,141
Total adjusted tangible common shareholders' equity (c)	$45,437	$44,100	$47,006
Total common shares outstanding (d)	859.4	861.6	861.3

	March 31,	December 31,	% Inc.	March 31,	% Inc.
As of period end:	2021	2020	(Dec.)	2020	(Dec.)
Book value per common share (a÷d)	$72.37	$76.46	(5.3)%	$69.30	4.4%
Adjusted book value per common share (b÷d)	58.69	57.01	2.9	60.55	(3.1)
Adjusted tangible book value per common share (c÷d)	52.87	51.18	3.3	54.58	(3.1)

Reconciliation of Return On Common Equity
	Three Months Ended March 31,
	2021	2020
Actual or Annualized net income attributable to AIG common shareholders (a)	$15,476	$6,968
Actual or Annualized adjusted after-tax income attributable to AIG common shareholders (b)	$3,692	$420
Average AIG common shareholders' equity (c)	$64,036	$62,439
Less: Average AOCI	9,989	1,994
Add: Average cumulative unrealized gains and losses related to Fortitude Re Funds Withheld Assets	3,452	-
Less: Average DTA*	7,723	8,756
Average adjusted common shareholders' equity (d)	49,776	51,689
Less: Average intangible assets	5,007	5,183
Average adjusted tangible common shareholders' equity (e)	$44,769	$46,506
ROCE (a÷c)	24.2%	11.2%
Adjusted return on common equity (b÷d)	7.4%	0.8%
Adjusted return on tangible common equity (b÷e)	8.2%	0.9%

* Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income
	Three Months Ended
	March 31,
	2021	2020
Net investment income per Consolidated Statements of Operations	$3,657	$2,508
Changes in fair value of securities used to hedge guaranteed living benefits	(19)	(13)
Changes in the fair value of equity securities	(22)	191
Net investment income on Fortitude Re funds withheld assets	(486)	-
Net realized capital gains (losses) related to economic hedges and other	61	13
Total Net investment income - APTI Basis	$3,191	$2,699
Less: Impact of Fortitude Re prior to deconsolidation	-	(119)
Total Net investment income - APTI Basis, excluding the impact of Fortitude Re for all periods, including periods prior to deconsolidation	$3,191	$2,580

16

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share amounts)

Reconciliations of Accident Year Combined Ratio, as Adjusted
	Three Months Ended
	March 31,
	2021	2020
Total General Insurance
Combined ratio	98.8	101.5
Catastrophe losses and reinstatement premiums	(7.3)	(6.9)
Prior year development	0.9	0.9
Accident year combined ratio, as adjusted	92.4	95.5

North America
Combined ratio	108.4	103.8
Catastrophe losses and reinstatement premiums	(15.2)	(6.8)
Prior year development	2.4	0.7
Accident year combined ratio, as adjusted	95.6	97.7

North America - Commercial Lines
Combined ratio	106.7	100.9
Catastrophe losses and reinstatement premiums	(15.4)	(6.3)
Prior year development	2.6	3.0
Accident year combined ratio, as adjusted	93.9	97.6

North America - Personal Insurance
Combined ratio	118.8	111.0
Catastrophe losses and reinstatement premiums	(14.5)	(7.9)
Prior year development	1.6	(5.1)
Accident year combined ratio, as adjusted	105.9	98.0

International
Combined ratio	92.2	99.5
Catastrophe losses and reinstatement premiums	(1.9)	(7.0)
Prior year development	(0.1)	1.1
Accident year combined ratio, as adjusted	90.2	93.6

International - Commercial Lines
Combined ratio	90.0	101.4
Catastrophe losses and reinstatement premiums	(3.2)	(11.2)
Prior year development	-	1.5
Accident year combined ratio, as adjusted	86.8	91.7

International - Personal Insurance
Combined ratio	94.6	97.6
Catastrophe losses and reinstatement premiums	(0.4)	(2.7)
Prior year development	(0.2)	0.6
Accident year combined ratio, as adjusted	94.0	95.5

Net Premiums Written - Change in Constant Dollar

	Three Months Ended March 31, 2021
General Insurance	Global - Commercial Lines	International - Commercial Lines	International - Personal Insurance
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	22%	13%	(6)%
Foreign exchange effect	3	7	6
Increase (decrease) as reported in U.S. dollars	25%	20%	-%

17

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share amounts)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	March 31,
	2021	2020
Adjusted pre-tax income	$845	$501
Interest expense on attributed financial debt	145	146
Adjusted pre-tax income including attributed interest expense	700	355
Income tax expense	161	85
Adjusted after-tax income	539	270
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$536	$267

Ending adjusted segment common equity	$25,265	$24,934
Average adjusted segment common equity	$25,155	$24,997
Return on adjusted segment common equity	8.5%	4.3%

Total segment shareholder’s equity	$26,039	$24,417
Less: Preferred equity	196	192
Total segment common equity	25,843	24,225
Less: Accumulated other comprehensive income (AOCI)	728	(709)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	150	-
Total adjusted segment common equity	$25,265	$24,934

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	March 31,
	2021	2020
Adjusted pre-tax income	$941	$601
Interest expense on attributed financial debt	70	75
Adjusted pre-tax income including attributed interest expense	871	526
Income tax expense	172	101
Adjusted after-tax income	699	425
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$697	$423

Ending adjusted segment common equity	$20,226	$20,148
Average adjusted segment common equity	$19,699	$18,974
Return on adjusted segment common equity	14.2%	8.9%

Total segment shareholder’s equity	$26,568	$22,809
Less: Preferred equity	136	134
Total segment common equity	26,432	22,675
Less: Accumulated other comprehensive income (AOCI)	8,366	2,527
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	2,160	-
Total adjusted segment common equity	$20,226	$20,148

18

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share amounts)

Reconciliations of Premiums and Deposits
	Three Months Ended
	March 31,
	2021	2020
Individual Retirement:
Premiums	$25	$41
Deposits	3,349	3,079
Other	(1)	(4)
Total premiums and deposits	$3,373	$3,116

Group Retirement:
Premiums	$4	$6
Deposits	1,814	1,849
Other	-	-
Total premiums and deposits	$1,818	$1,855

Life Insurance:
Premiums	$532	$463
Deposits	397	403
Other	202	196
Total premiums and deposits	$1,131	$1,062

Institutional Markets:
Premiums	$39	$757
Deposits	34	211
Other	7	8
Total premiums and deposits	$80	$976

Total Life and Retirement:
Premiums	$600	$1,267
Deposits	5,594	5,542
Other	208	200
Total premiums and deposits	$6,402	$7,009

Total Debt and Preferred Stock Leverage
March 31, 2021
Preferred Shares Issuance
Preferred stock	$485

AIG Capitalization
Total equity	$63,560
Hybrid - debt securities	1,554
Total equity and hybrid capital	65,114
Financial debt	22,838
Total capital	87,952
Less: AOCI	6,466
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	2,246
Total Capital, excluding AOCI	$83,732

Ratios
Hybrid - debt securities / Total capital	1.8%
Financial debt / Total capital	26.0
Total debt / Total capital	27.8

Preferred stock / Total capital	0.6
Total debt and preferred stock / Total capital	28.4%
Total debt and preferred stock / Total capital, excluding AOCI	29.7%

19